AMENDED AND RESTATED
                                               CONSULTING AGREEMENT

         This Amended and Restated Consulting Agreement (the "Agreement") is entered into as of December 20, 1996, by and between Hartcourt Companies, Inc., a Utah corporation and its subsidiaries or affiliates (the ACompany@), and
American   Equities   LLC,  a  California   limited   liability   company
("Consultant").

         WHEREAS, the parties hereto have previously entered into that certain Consulting Agreement, dated December 20, 1996;

         WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to amend and restate the Consulting Agreement to expand the duties, objectives, focus and obligations of the Consultant;

         WHEREAS, the parties hereby agree that the Consulting Agreement be amended and re tated by this Agreement;

         WHEREAS, the Company desires to acquire, manage and develop a large real estate portfolio for its real estate division, including, but not limited to, office, retail, industrial and multi-family properties, and raw land (the "Real Estate Business");

         WHEREAS, the Company also desires to acquire or merge with other businesses, enter into investment banking relationships and enhance shareholder value through the sale or restr cturing of its business, recapitalizations, reorganizations and placement of common stock, preferred stock, and/or debt instruments (the "Acquisition Business," and together with the Real Estate Business, the "Business");

         WHEREAS, the Company recognizes that the Consultant can contribute to the acquisition, management and development of a real estate portfolio, as well as finding, analyzing, structuring, negotiating and financing business acquisitions, joint ventures, alliances an other desirable projects, which contribution is of great value to the Company and its shareholders;

         WHEREAS, the Company believes it to be important both to the future prosperity of the Business and to the Company=s general interest to retain
Consultant as an exclusive consultant to the Company and have Consultant available to the Company for consulting services in the manner and subject to the terms, covenants, an conditions set forth herein;

         WHEREAS, in order to accomplish the foregoing, the Company and Consultant desire to enter into this Agreement, effective on January 1, 1997, to provide certain assurances as set forth herein.

         NOW THEREFORE, in view of the foregoing and in consideration of the premises and mutual representations, warranties, covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby ac nowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Retention. The Company hereby retains the Consultant during the Consulting Period (as defined in Section 2 below), and Consultant hereby agrees to be so retained by the
Company, all subject to the terms and provisions of this Agreement.

2. Consulting Period. The Consulting Period shall commence on January 1, 1997 and terminate no earlier than December 31, 2001 After December 31, 2001, either party may terminate this agreement upon at least 30 days written notice.

3. Duties of Consultant. During the Consulting Period, the Consultant shall use its reasonable and best efforts to perform those actions and responsibilities necessary to analyze, purchase, sell, refinance and manage real property throughout the world ("Real Estate Opportunities"), and to identify, analyze, structure and negotiate business acquisitions, including without limitation, merger agreements, stock purchase agreements, and any agreements relating to financing and/or the placement of debt or equity securities of the Company ("Acquisition Opportunities"), and to present such Real Estate Opportunities and Acquisition Opportunities to the Company for its review and approval (the "Services"). The Company shall be under no obligation to accept such opportunities. The Company shall not retain or hire any other person to perform services similar or related to the Services, including but not limited to, real estate brokers, business brokers, mortgage brokers, property managers or investment bankers without the prior written consent of Consultant. The Company shall provide all necessary financing required in order to purchase properties or businesses approved by the Company, including cash or freely tradable or restricted securities. Such securities may include freely tradable Common Stock, restricted Common Stock, preferred stock in the Company, debt, convertible debt or any other security. Consultant shall render such Services diligently and to the best of its ability. Consultant shall report to Dr. Alan V.
Phan, President.

4. Other Activities of Consultant. The Company recognizes that Consultant shall perform only those services that are reasonably required to accomplish the goals and and entities
other than the Company. Consultant shall be free to directly or indirectly own, manage, operate, join, purchase, organize or take preparatory steps for the organization of, build, control, finance, acquire, lease or invest or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, manager, agent, representative, associate, consultant, investor, advisor or otherwise with (collectively, be "Affiliated" with), any business or enterprise, or permit its name or any part thereof to be used in connection with any business or enterprise, engaged in any business, including but not limited to, any business that is the same as, substantially similar to or otherwise competitive with, adverse to, affiliated with, or otherwise related to the Company. Consultant may be Affiliated with any entity which may provide services to the Company. In the event Consultant is Affiliated with any entity which proposes to sell real property to, or purchase real property from, the Company, Consultant shall disclose the nature of such relationship to the Company prior to the Company making any decision, and shall obtain the approval of the Company, which approval shall be conclusively deemed granted upon written notice from Dr. Alan
V. Phan or his or the Company=s designated representative . The Company hereby waives any conflict of interest that may arise from a relationship between Consultant and any entity which Consultant is Affiliated with. This Agreement may be assigned by Consultant to an entity designated by Consultant, whether Affiliated or not Affiliated with Consultant, and wherever located.

         Consultant shall present any real estate project which it is considering acquiring for its own account first to the Company, and Consultant hereby grants to the Company an exclusive right to acquire any such real estate project prior to Consultant making such acquisition for its own acco nt. In the event that the Company elects not to go forward with said acquisition of real property, Consultant may, in and for its own account, acquire said property.

5. Compensation. In consideration for Consultant entering into this Agreement, the
Company shall compensate Consultant as follows:

a.       Monthly Fees and Benefits:
i. Retainer. The Company shall pay to Consultant a non-refundable monthly retainer of $5,000.
ii. Expenses. The Company shall pay all such expenses reasonably incurred during the Consulting Period by the Consultant for business purposes related to or in furtherance of the goals and objectives of the Company and/or the provision of the Services (collectively, ACompany Purposes@), including, without limitation, expenses incurred with respect to the Consultant=s travel (including business class travel for flights of less than three hours and first class travel for flights of three hours or more), meals and entertainment and other customary and reasonable expenses for Company Purposes. The Company shall pay such expenses directly, or, upon submission of bills, receipts and/or vouchers by the Consultant, by direct reimbursement to the Consultant. The Company shall pay such expenses directly, or, upon submission of bills, receipts and/or vouchers by the Consultant, by direct reimbursement to the Consultant. The Company shall advance to Consultant the minimum sum of $12,000 per month for such expenses. iii. Automobile Allowance. The Company shall pay to Consultant an automobile allowance of $750 per month, and shall pay for fuel, maintenance and automobile insurance. The Company acknowledges that Consultant may have a master automobile insurance policy covering more than one automobile, and that, for purposes of this paragraph, Consultant will reasonably determine the portion of the insurance premium to be allocated to the automobile used by Consultant for Company Purposes. iv. Benefit Plans. Two employees of Consultant, which shall be designated by Consultant, shall be entitled to participate in and receive benefits under any retirement plan, health and dental plan, disability plan and life insurance plan or employee benefit plan or arrangement currently or in the future made available by the Company to its employees and/or consultants ("Benefit Plans") and to which Consultant is eligible, in accordance with the terms, conditions and overall administration of such Benefit Plans; provided, however, that if under the terms of any Benefit Plans, the Consultant is prohibited from participating in such Benefit Plan, the Company shall provide the Consultant with benefits that are substantially similar to the benefits that would have been provided under such Benefit Plan. At the Company=s option, and with at least 30 days notice, in lieu of providing the benefits under any or all of the Benefit Plans, the Company may elect to pay to the Consultant a monthly amount equal to the Company=s cost of providing such benefits to Consultant. Nothing in this Agreement shall limit the Company=s ability to adopt, terminate or amend any such benefits at any time provided the Consultant is provided with benefits that are at least substantially similar to the benefits provided prior to such adoption, amendment or termination. Any Benefit Plans that are determined according to annual compensation shall be calculated assuming an annual salary of $250,000 for each of Consultant=s two designated employees.

b. Advance. The Company shall pay to the Consultant the following advance and Warrants (as defined below). The Warrants and any unearned portion of the advance described in this section shall not be refundable and shall be considered earned by Consultant in the event the Agreement is terminated by the Company, with or without cause. i. The Company shall transfer or cause to be transferred 1,000,000 shares of the Company=s common stock (the "Common Stock") as an advance against future fees to be earned from the acquisition, sale or refinance of real property, or any other fees due and payable hereunder. Such Common Stock shall not be freely tradable. The Company shall be obligated to prepare and file a registration statement (the "Registration Statement"), and amendments thereto, with the Securities and Exchange Commission (the "Commission") for the registration of the Common Stock under the Securities and Exchange Act of 1933 (the "Act") and shall be obligated to cause such Registration Statement, and amendments thereto, to be declared effective by the Commission on or prior to May 1, 1997. The Company shall be obligated to the Consultant to continually maintain, at the Company's own expense, the currency and effectiveness of such Registration Statement, including the filing of any and all applications and other notifications, filings and post-effective amendments and supplements (collectively, the "Current Registration Statement"), as may be necessary, so as to permit the resale of the Common Stock until the earlier of the time that all shares of Common Stock have been sold pursuant to the Current Registration Statement or two years from the date of the effectiveness of the Registration Statement. In lieu of filing such Registration Statement, the Company may exchange the Common Stock for common stock of the Company which is freely tradeable pursuant to a registration statement filed on Form S-8.
         As fees are earned pursuant to paragraph 5(d) below, the advance will be conside ed earned at the rate equal to $1.50 per share.

c. Warrants. The Company shall issue warrants to purchase Common Stock (the "Warrants"), which shall vest immediately, and which may be exercised by Consultant at any time upon not less t an seventy-five (75) days notice through the payment of cash or a promissory note bearing interest at six percent (6%) per annum, at Consultant=s option. The Company shall, at its sole expense, cause the Common Stock underlying the Warrants to be registered with the Securities and Exchange Commission upon demand, or upon the first registration of any of the Common Stock of the Company after the date of this Agreement if no such demand has yet been made. In the event the Company issues or sells Common

Stock or any other equity securities of the Company after the date of this Agreement to any party other than Consultant for cash consideration or non-cash consideration which has a fair value below the closing bid price as of the date prior to such issuance or sale, the terms of the Warrants herein shall be adjusted so as to protect Consultant against any dilution of its interest in the Common Stock underlying the Warrants. If at any time there shall be a capital reorganization of the Common Stock or merger of the Company into another corporation, or the sale of all or substantially all of the Company's properties or assets, then, as a part of such reorganization, merger or sale, lawful provision shall be made so that Consultant shall thereafter be entitled to receive upon exercise of the Warrants, the number of shares of Common Stock, or securities of the successor corporation resulting from such reorganization, merger or sale, to which the Consultant would have been entitled had the Warrants been exercised immediately prior to such reorganization, merger or sale. The Company shall issue, or has issued, the following Warrants to Consultant and/or its assignee:

i.       400,000 Warrants with an exercise price of $0.30
ii.      400,000 Warrants with an exercise price of $0.60
iii.     400,000 Warrants with an exercise price of $1.50
iv.      400,000 Warrants with an exercise price of $1.80
v.       400,000 Warrants with an exercise price of $2.10

d. Acquisition and Disposition Fees. The Company shall pay to Consultant the following fees for the acquisition or sale of real property in each year during the Consulting Period, which fees may be paid in cash or Common Stock at the closing of each transaction: i. Six percent (6%) of the first $100,000,000 of gross purchase or sale price in each year; ii. Five percent (5%) of the second $100,000,000 of gross purchase or sale price in each year; iii. Four percent (4%) of the third $100,000,000 of gross purchase or sale price in each year; iv. Three percent (3%) of the fourth $100,000,000 of gross purchase or sale price in each year; v. Two percent (2%) of the fifth $100,000,000 of gross purchase or sale price in each year; and vi. 1% of the aggregate gross purchase and sales prices in each year during the Consulting Period in excess of $600,000,000 on any one year.

e. Property Management, Asset Management and Refinancing Fees. The Company shall pay to Consultant the following fees in cash for services to be provided:
i. Management Fee: Six percent (6%) of all gross income or receipts from all properties owned or controlled by the Company (ACompany Properties@), including, but not limited to, rental fees, storage fees, application fees and any other operating income.
ii. Asset Management Fee: One percent (1%) per annum of the gross value of all real property assets owned by the Company, including, but not limited to, all Company Properties.
iii. Refinancing Fee: One percent (1%) of the gross amount of all refinancings that take place on any of the real property assets owned or controlled by the Company.
iv. All fees under this section shall be payable monthly commencing January 1, 1997. In the event the Company shall defer payment of such fees, for a maximum of six months from January 1, 1997, the deferred fees shall accrue interest at 1% per month.

f. Fees for Acquisition Opportunities. The Company shall pay to the Consultant a fee equal to ten percent (10%) of the total aggregate consideration paid for any acquisition or sale by the Company of any business, corporation, division or other non-real estate property (a "Target"), including, but not limited to, acquisitions by stock purchase agreement, merger agreement, plan of reorganization or asset purchase agreement, which fee shall be due upon closing of the transaction. For purposes hereof, the total aggregate consideration paid shall include all cash and stock paid to the seller or sellers of a Target upon closing of the transaction in addition to any contingent payments to the seller or sellers, including without limitation, earnouts, as if all performance targets are met, as well as any debts or liabilities assumed by the Company, including without limitation any debts for which the Company issues a guarantee. In addition, Consultant shall also be entitled to a financing fee equal to ten percent (10%) of any private or public placement of debt or equity securities of the Company, including without limitation, promissory notes, debentures, convertible debt, common stock or preferred stock, or any other securities owned by the Company, including without limitation securities of other corporations.

g. Third Party Commissions. Consultant and/or its Affiliates shall be entitled to share in any fees or commissions payable by third parties on any transaction contemplated herein, including, but not limited to, real estate or mortgage brokerage commissions payable by third party sellers or purchasers arising from any acquisition or sale of real property by the Company, or any fees payable to

Consultant by a third party lender, financing partner, or other party, or a seller of a corporation or business, including, without limitation, investment banking fees or commissions, business brokerage fees or commissions, finders fees, or any other fee payable by a third party to Consultant for any reason including the identification of the Company as a potential purchaser or seller of such corporation or business (a "Transaction Commission"). The Company hereby waives any conflict of interest that may arise due to any transaction wherein Consultant receives such a Transaction Commission, including, but not limited to, any conflict of interest which may arise as a result of the dual representation by Consultant of the seller or purchaser of real property or a corporation or business on the one hand, and the Company on the other.

h. Fees Paid in Common Stock. The Company, at its option, may pay fees due under paragraph (d) and (f) of this Section 5 by issuance of restricted Common Stock or freely tradeable, registered Common Stock. Restricted Common Stock shall be issued at a rate equal to the lesser of (I) fifty percent (50%) of the average Bid Price for the five trading days prior to the closing date of a transaction which entitles the Consultant to receive such fees, or $1.50. Freely tradeable, registered Common Stock, pursuant to an effective and current registration statement, shall be issued at the rate equal to the lesser of (I) seventy percent (70%) of the average Bid Price for the five trading days prior to the closing date of a transaction which entitles the Consultant to receive such fees, or $1.75. All fees payable hereunder shall be paid within seven business days following the date upon which Consultant submits a written statement setting forth the amounts due and payable to Consultant.

6. Office and Staff. The Company shall provide Consultant with a reasonable office and staff, along with the necessary costs and expenses to carry out the objectives of the Company. Such office and staff shall be commensurate with the offices and staff reasonably required by other companies with similar real estate assets and operations. It is acknowledged that until such time as additional office space and personnel are needed to service the real estate operations of, and properties acquired by, the Company, the Company will provide an executive suite to Consultant in the West Los Angeles area at an approximate cost of $2,000 per month, plus operating expenses including, but not limited to, telephone (including cellular), utility, facsimile and copy machine charges as well as required office staff.

7. Termination. Subject to the cure provisions contained herein, the Company may terminate the Consulting Period upon written notice for Cause at any time.
 Cause shall
mean that during the Consulting Period, the Consultant engaged in gross and willful misconduct that is materially and significantly injurious to the Company, and, after written notice of such conduct, Consultant has failed to cease such conduct within not less than 30 days. Any termination pursuant to this section shall be communicated by written Notice of Intended Termination. For purposes of this Agreement, a "Notice of Intended Termination" shall mean a notice which shall clearly state the specific termination provision in this Agreement relied upon and shall set forth in reasonable and specific detail the facts and circumstances claimed to provide a basis for termination of the Consulting Period. No Notice of Intended Termination shall be valid unless it is signed by a the entire board of directors of the Company (the "Board").

a. Not less than 15 days after receipt of the Notice of Intended Termination, Consultant shall have the opportunity to a full, complete and fair hearing in the presence of the entire Board. The Board shall present to Consultant its reasons for the termination, including the specific actions, inactions, omissions or other facts relied upon by the Board in making its determination that Consultant has engaged in gross and willful misconduct and that the Company has the right to terminate this Agreement for Cause. Consultant shall have the right to rebut any evidence or allegations of wrongdoing and shall have the right to be represented by counsel of Consultant=s choice at such hearing. After such hearing, should the Board determine that this Agreement shall be terminated for Cause, it shall issue a written Final Notice of Termination to Consultant, signed by all members of the Board, setting forth in detail the specific facts, conclusions and findings of the Board in determining that Cause exists for the termination of this Agreement. The Final Notice of Termination shall contain an effective termination date, which effective termination date shall be no less than thirty (30) days from the date of the Final Notice of Termination.

b. In the event the Company terminates this Agreement without Cause as defined herein, and/or does not fully comply with the termination and hearing procedures specified in paragraph 7(a) herein, then the Company shall pay to Consultant, as liquidated damages, the greater of (1) 2,000,000 shares of Common Stock which shall be registered with the Securities and Exchange Commission and freely tradable or (2) the total value of all fees and other compensation paid to Consultant over the twelve months prior to the date of the Notice of Intended Termination.

c. In the event the Company terminates this Agreement prior to January 1, 1998, then the Company shall pay to Consultant, as liquidated damages, (I) all amounts then owing to Consultant for completed transactions, payable in cash upon termination, (ii) 87,500 shares of freely tradeable, registered Common Stock for each month or fraction thereof commencing with January 1, 1997 through the effective date of such termination, up to a maximum of 1,000,000 shares, and
(iii) for transactions for which negotiations are being conducted, or for which a term sheet or other agreement (whether or not binding on the parties) has been executed at the effective date of termination, the amount Consultant would have earned had this Agreement not been terminated, payable upon closing of such transactions. In addition, all compensation paid to Consultant pursuant to
Section 5 hereof shall be deemed earned, including, but not limited to, the Warrants; provided, however, that within ten (10) business days after the payment by the Company of all amounts owing to Consulting under this Section 7(c), Consultant shall return to the Company the unearned portion of the 1,000,000 shares advanced to Consultant pursuant to Section 5(a).

8. Notice. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid, or by national overnight delivery prepaid service to the parties at their addresses set forth above. Any party hereto may at any time and from time to time hereafter change the address to which notice shall be sent hereunder by notice to the other party given under this paragraph. The date of the giving of any notice sent by mail shall be the day two days after the posting of the mail, except that notice of an address change shall be deemed given when received. The addresses of the parties are as follows:

         TO CONSULTANT:    With a Copy to:
         AMERICAN EQUITIES LLC Reid Breitman, Esq.
         11400 Olympic Blvd., Suite 212 1860 N. Fuller Ave. #401
         Los Angeles, California 90064 Los Angeles, California 90046
         Telephone: (310) 78 -0330  Telephone: (213) 850-1478
         Facsimile: (310) 312-9521  Facsimile: (213) 874-7840

         TO THE COMPANY:
         Dr. Alan V. Phan, President
         Hartcourt Companies, Inc.
         19104 S. Norwalk Blvd.
         Artesia, California 90701
         Telephone: (310) 403-1126
         Facsimile: (310) 403-1130

9. Waiver. No course of dealing nor any delay on the part of either party in exercising any rights hereunder will operate as a waiver of any rights of such party. No waiver of any
default or breach of this Agreement or application of any term, covenant or provision
hereof shall be deemed a continuing waiver or a waiver of any other breach or default or the waiver of any other application of any term, covenant or provision.

10. Definition of "Reasonable and Best Efforts." Reasonable and best efforts shall not include the payment of any non-reimbursable out-of-pocket costs or other payments by Consultant. Consultant shall not guarantee, make any representation concerning (which representation would survive the closing of any escrow or other transaction) or warrant (1) the condition, performance, value, or profitability of any real property or business purchased, sold by, or otherwise considered for purchase by the Company; (2) the validity, marketability or insurability of any title to any real property, or the validity or authorization of any capital stock purchased, sold by, or otherwise considered for purchase by the Company; (3) the validity, enforceability or value of any leases of or pertaining to all or any part of any real property purchased, sold by, or otherwise considered for purchase by the Company; (4) the market value of any real property, business or corporation purchased, sold by, or otherwise considered for purchase by the Company; (5) the ability to finance, refinance or otherwise mortgage or encumber any real property, business or corporation purchased, sold by, or otherwise considered for purchase by the Company; or (6) that Consultant will find or present any real property, business or corporation which the Company will consider, approve or ultimately purchase or be able to purchase; or (7) the covenants, representations or warranties of any party to any stock purchase, asset purchase, merger or other agreement entered into by the Company with any third party.

11. Successors; Binding Agreements. Prior to the effectiveness of any succession (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, the Company will require the successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had occurred. As used in this Agreement, ACompany@ shall mean the Company as defined above and any successor to its business and/or assets which executes and delivers the Agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

12. Survival of Terms. Notwithstanding the termination of this Agreement for whatever reason, the provisions hereof shall survive such termination, unless the context requires
otherwise.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Any signature by facsimile shall be valid and binding as if an original signature were delivered.

14. Captions. The caption headings in this Agreement are for convenience of reference only and are not intended and shall not be construed as having any substantiveeffect.

15. Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the state of California applicable to agreements entered into and to be performed entirely therein. Any suit, action or proceeding with respect to this Agreement shall be brought exclusively in the state courts of the state of California or in the federal courts of the United States which are located in Los Angeles, California. The parties hereto hereby agree to submit to the jurisdiction and venue of such courts for the purposes hereof. Each party agrees that, to the extent permitted by law, the losing party in a suit, action or proceeding in connection herewith shall pay the prevailing party its reasonable attorneys= fees incurred in connection therewith.

16. Entire Agreement/Modifications. This Agreement constitutes the entire agreement between the parties and supersedes all prior understandings and agreements, whether oral or written, regarding Consultant=s retention by the Company, including, but not limited to, the prior consulting agreement and any agreements related thereto, including the letter agreement dated December 20, 1996, the Term Sheet dated December 20, 1996, and the Amendment to Consulting Agreement dated as of December 20, 1996. This Agreement shall not be altered or modified except in writing, duly executed by the parties hereto.

17. Warranty. The Company and Consultant each hereby warrant and agree that each is free to enter into this Agreement, that the parties signing below are duly authorized and directed to execute this agreement, and that this Agreement is a valid, binding and enforceable against the parties hereto.

18. Severability. If any term, covenant or provision, or any part thereof, is found by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the same shall not affect the remainder of such term, covenant or provision, any other terms, covenants or provisions or any subsequent application of such term, covenant or provision which shall be given the maximum effect possible without regard to the invalid, illegal or unenforceable term, covenant or provision, or portion thereof. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a term, covenant or provision as similar in terms to such invalid, illegal or unenforceable term, covenant of provision, or part thereof, as may be possible and be valid, legal and enforceable.

         IN WITNESS HEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.


AMERICAN EQUITIES LLC      HARTCOURT COMPANIE , INC.



By: /S/ REID BREITMAN               By: /S/ DR. ALAN V. PHAN
         Reid Breitman, President    Dr. Alan V. Phan, President